UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 27, 2009

Allegiant Travel Company
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8360 S. Durango Drive, Las Vegas, Nevada		89113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	702-851-7300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 27, 2009, Allegiant Air, LLC ("AAir"), a wholly-owned subsidiary of Allegiant Travel Company (the "Company"), entered into a Loan Agreement with Wells Fargo Equipment Finance, Inc. under which AAir borrowed $7.0 million secured by two of AAir’s aircraft. The notes evidencing the loan bear interest at the rate of 6.95% per annum and will be amortized in monthly installments over 60 months. The Company has guaranteed the debt. The aircraft pledged to Wells Fargo Equipment Finance, Inc. were previously unencumbered.

Item 8.01 Other Events.

As of May 29, 2009, the Company has been informed that M. Ponder Harrison, a managing director of the Company, has adopted a pre-arranged, non-discretionary stock trading plan to sell a portion of his currently owned Company stock systematically over time as part of an individual long-term strategy for asset diversification and estate planning. The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and the Company's policies regarding stock transactions by insiders.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, by spreading stock trades out over a period of time to reduce any market impact, while avoiding concerns about the initiation of stock transactions when in possession of material non-public information.

Subject to the terms of the plan, up to 60,000 shares of the Company's stock may be sold for the benefit of Mr. Harrison between the date of the plan and July 31, 2009. The plan contemplates periodic sales with the timing of each sale impacted by the prevailing market price at the time of sale. The transactions under this plan are to be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegiant Travel Company

May 29, 2009	By:	Andrew C. Levy

Name: Andrew C. Levy
Title: Chief Financial Officer